Exhibit 99.1
January 30, 2008
RECKITT BENCKISER COMPLETES ACQUISITION OF
ADAMS RESPIRATORY THERAPEUTICS, INC.
Reckitt Benckiser Group plc (RB.L) (“Reckitt Benckiser”) today announced the successful completion of its acquisition of Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) (“Adams”) through a cash tender offer followed by a short-form merger of its indirect wholly owned subsidiary, Twickenham Inc., with and into Adams. As a result of this acquisition, Adams becomes an indirect wholly owned subsidiary of Reckitt Benckiser.
At the effective time of the merger, all outstanding shares of Adams common stock not validly tendered and accepted for payment in the tender offer were converted into the right to receive US$60.00 per share in cash (the same price paid in the tender offer), without interest and subject to applicable withholding of taxes. American Stock Transfer & Trust Company, acting as the paying agent for the merger, will mail to the remaining former shareholders of Adams materials necessary to exchange their former Adams shares for such payment.  As a result of the merger, Adams shares will be delisted and cease to trade on the NASDAQ Global Select Market.
For Further Information

Reckitt Benckiser	+44 (0) 1753 217 800

Mark Wilson	Corporate Controller and Acting Head of Investor Relations (investor queries)

Fiona Fong	Head of Corporate Communications (press queries)
PR Agency

Susan Gilchrist	Brunswick	+44 (0) 207 404 5959

Cindy Leggett Flynn	Brunswick New York	+1 212 333 3810
Adams Respiratory
Therapeutics

Janet M. Barth	SVP Investor Relations & Corporate Communications	+1 908 879 2428

Faith Pomeroy-Ward	Sr. Manager Investor Relations & Corporate Communications	+1 908 879 1418

Notes for Editors
Reckitt Benckiser is a world leader in household cleaning, health and personal care. The Company is truly global, with over 60 operating companies and some 43 manufacturing facilities worldwide and has sales in 180 countries. Reckitt Benckiser employs 22,000 people around the world. Amongst the Company’s leading brands in household are Lysol, the world leader in disinfecting cleaning, Calgonit & Finish & Electrasol, the world leaders in automatic dishwashing, Woolite, world leader in fine fabrics, Vanish & Spray’nWash, world leaders in fabric treatment, Airwick and Mortein, both No.2 brands in air care and pest control respectively. In Health & Personal Care (25% of net revenues), leading brand positions include Veet, the world number one depilatory and Dettol the world’s leading antiseptic, Nurofen, the leading European analgesic, Strepsils, world number one in medicated sore throat, Gaviscon the No.1 gastro intestinal remedy in UK and Lemsip the UK no.1. in cold/flu remedies.
Reckitt Benckiser is headquartered in Slough just outside London, UK and is listed on the London stock exchange. Reckitt Benckiser had net revenues of £4.92bn, operating profit of £910m, and net income of £674m in 2006.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.